INTRODUCTION

The following document summarizes the TMS, Inc. Code of Ethics and Business Conduct ("Code") that has been adopted by the TMS, Inc. Board of Directors. The Code covers and is required to be signed by all employees, officers, board members, contract laborers, agents, consultants, and others that conduct business on behalf of TMS, collectively referred to as "TMS business representatives". It is not intended to be a rulebook, but rather an outline of principles that guide behavior for making ethical choices in every aspect of TMS' business. TMS' corporate integrity is dependent upon the expectation that all individuals that act on its behalf will do so by behaving in an ethical manner.


CORE VALUES

TMS' reputation is based on the collective conduct of its employees, officers, board members and all other business representatives. Disregarding any aspect of the Code may cause damage to TMS and its stakeholders through the loss of customers, corporate goodwill, and profitability. As such, each TMS business representative must ensure that all of his or her words and actions live up to the Code and recognize that a responsibility exists to ask questions about the ethical implications of any given situation and report concerns about practices that may be in violation of the Code.

Decisions about what constitutes ethical business practices at TMS, Inc. are guided by the following five core values developed and adopted by its employees:

     Customer Satisfaction: We believe in developing long-term, positive relationships with our customers by providing innovative and timely products and services. We will base these relationships upon the customer's trust that we will successfully provide the best solutions for their needs.

     Integrity:   We believe it is each individual's responsibility to
     uphold our reputation of integrity by acting honestly and professionally with each other and with those outside our company. This commitment to integrity allows us to maintain professional and productive relationships.

     Rewarding Work Environment: We believe that a rewarding work environment maximizes our productivity. We achieve this by communicating openly with each other, by working as a team, and by promoting an enjoyable atmosphere.

     Proactive Employees: We believe that a successful employee is committed to being a proactive problem solver who is adaptive, flexible, and creative.

     Fiscal Responsibility: We believe that we are building a successful future by dedicating ourselves to open-book management, to responsible fiscal practices, and to increasing revenue, profits, and cash.


These core values form the fundamentals of TMS' conduct as a business and provide the basis for commitments that TMS employees, officers, board members and other business representatives make to each other, customers, shareholders, suppliers and partners, and the communities in which TMS does business.


COMMITMENTS

  To Employees:

     TMS values the contributions of all employees and is committed to treating each with honesty, fairness and respect.

     TMS strives to provide a safe, pleasant and satisfying work environment.

     TMS commits to open and timely communication about all matters affecting its employees and encourages its employees to express their work-related ideas and concerns without fear of retribution.


  To Customers:

     TMS commits to providing reliable products and services and strives to deliver them on time and at a fair price.

     TMS commits to continuously improving its products and services through consistent and substantial investments in the research, design and development of technology.

  To Shareholders:

     TMS strives to provide value to its shareholders by pursuing and engaging in business opportunities that it believes may lead to positive financial return.

     TMS commits to exercising financial discipline in the deployment of its assets and resources and to making accurate, timely and clear disclosures in all public reports and communications, in accordance with applicable laws.




  To Suppliers and Partners:

     TMS commits to fairness and honesty in all business interactions with its suppliers and partners.

     TMS' commits to using criteria such as competitive pricing, quality, quantity, delivery, service and reputation in procuring all of its products and services.


  To the Communities:

     TMS commits to being responsible corporate citizens in the communities in which it operates and conducts business.

     TMS strives to support its local communities by allowing employees to actively participate in charitable and civic activities.


CONFLICTS OF INTEREST

A conflict of interest arises when employees, officers, board members and others acting on behalf of TMS, engages in a private endeavor that is contrary to the interests of TMS and interferes, or appears to interfere, with the official responsibilities set forth for such persons.

  Outside Activities

  TMS employees, officers and directors must not accept employment or act as consultants to any competitor, supplier, or customer, while serving in such capacity for TMS. Additionally, consultation with corporate legal counsel and prior approval from TMS' board of directors is required before any employee, officer or director is permitted to make a financial investment of greater than 5% in such organization or serve as an officer or director.

  Employees starting their own businesses, engaging in consulting activities or accepting part-time employment with organizations that are not competitors, suppliers or customers of TMS, do not in themselves constitute conflicts of interest. However, employees must understand and strictly adhere to all aspects of the TMS, Inc. Employee Nondisclosure Agreement, attached as Appendix "A" to this document, and ensure that such outside activities are separate from and do not conflict with the interests of TMS. Examples of conflicts of interests that could arise from outside activities include, but are not limited to, the following:
     *Using TMS time to further the interests of the outside activity
     *Using TMS equipment, supplies and/or personnel to perform outside activities
     *Promoting products or services from outside activities to employees during working hours or attempting to sell such products or services to TMS
  In order to avoid uncertainty, employees must gain prior approval from authorized TMS personnel prior to commencing outside activities.

  Gifts and Entertainment

  The guidelines for "gifts and entertainment" apply to anything that results from a business relationship for which the recipient does not pay fair market value.

  It is acceptable for TMS employees, officers and board members to provide meals, refreshments, entertainment and other business courtesies of reasonable value (up to approximately $150.00 per recipient) if they are directly related to the active conduct of business and are directly followed or preceded by substantial business discussion. It is the responsibility of each employee, officer or board member to make sure in advance of an offering, that such business courtesies are consistent with marketplace practices and do not violate any laws, regulations or standards of conduct set by the recipient's organization.

  TMS employees, officers and board members are prohibited from offering or giving tangible gifts having a market value of $150.00 or more to its customers, suppliers or any person or organization with which TMS does business or seeks to do business, unless specifically approved by authorized TMS personnel.

  TMS employees, officers and board members are prohibited from soliciting gifts and entertainments from any person or organization. It is permissible to accept non-extravagant gifts and entertainment if acceptance of such is in the ordinary course of conducting business. If applicable, TMS employees, officer and board members should make every effort to share acceptable gifts with the entire company. If it seems inappropriate to deny an offering because of international customs or other similar circumstances, the recipient should turn over the gift or report the nature of such entertainment to the officers or board members on a timely basis.

  All gifts and entertainment must be thoroughly documented and filed with corporate records. Documentation must include at a minimum, the nature of the gift and/or entertainment, the business purpose and the amount.

  Relationships with Family and Friends

  TMS does not prohibit the hiring of relatives, but restricts close family members, such as parents, children, spouses, siblings or in-laws, from being hired or transferred into positions where they may directly or indirectly supervise or be supervised by another close family member.

  TMS employees, officers and board members should never use their position to influence TMS business activities where a family member or close friend is employed or has a significant financial interest in a competitor, customer, supplier or prospective customer or supplier.

  FINANCIAL ACCOUNTING AND REPORTING

  Accurate and Complete Records

  All transactions between TMS and outside persons and organizations must be promptly and accurately recorded in the general ledger and related supporting documentation should be filed with the corporate accounting records. Strict adherence to generally accepted accounting principles and accounting practices established in the United States must be followed at all times.

  Employees, contract laborers and other applicable TMS business representatives must ensure that all time associated with developing its products and providing services are promptly and accurately reported.

  Representations made to customers in the sale of TMS products shall be fully documented in executed contracts and agreements prior to employees or other TMS business representatives delivering any products, granting any licenses or performing any services.

  Falsifying records and/or misrepresenting the facts of any transaction of any kind is strictly prohibited and will result in severe disciplinary action.

  Public Disclosures

  All disclosures made in all periodic reports and documents filed with the Securities and Exchange Commission, and other public communications made by and on behalf of TMS, must be complete, fair, accurate, timely and understandable. The obligation to provide such disclosures applies to all employees, officers, board members and other business representatives acting on behalf of TMS in the preparation, review, certification and signing of
  public reports.   The obligation to provide relevant disclosures should not
  compromise the confidentiality and proprietary nature of certain information such as trade secrets and product plans.

  PROTECTION OF ASSETS

  Proprietary Information

  Information that is proprietary to TMS must not be disclosed to any person or organization without proper authorization. Proprietary documents, trade secrets, product plans and other underlying sources of TMS' intellectual property, must be protected and secure.

  TMS expects all of its business representatives to respect the confidences of customers, suppliers and competitors that may divulge proprietary information in the ordinary course of business.

  Use of Assets

   All TMS business representatives must use TMS' and customer's property, electronic communication systems, information resources, materials, facilities and equipment responsibly and with due and proper care. Such
  assets must never be borrowed or moved without permission.   TMS recognizes
  that occasional personal use of certain assets may occur without adversely affecting TMS or customer interests. Personal use of assets must strictly adhere to established policies.


COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

TMS shall conduct its business in accordance with all applicable laws, rules and regulations. If compliance questions arise, TMS business representatives must seek advice from legal counsel through authorized employees, officers and/or board members. Following are specific legal guidelines related to certain practices that are pertinent to the nature of TMS' business activities.

  Insider Trading

  Federal securities laws prohibit transactions in TMS common stock, or any other TMS securities, when an employee, officer, board member or any other person possesses material nonpublic information about TMS. Such "insiders" must avoid any trading activities that could result in their judgments being called into question. This guideline applies to the securities of any company (competitor, customer, supplier, etc.) in which a person obtains material nonpublic information in the course of conducting TMS business activities.

  Illegal and Questionable Gifts or Favors

  The sale of TMS products and services to customers, the procurement of products and services from suppliers and the interactions with TMS competitors must in no way result from TMS business representatives offering, giving, soliciting, or receiving any form of bribe, kickback or inducement. This principle applies in all markets where TMS conducts business throughout the world.

ACCOUNTABILITY

All TMS employees, officers, board members, and other TMS business representatives are responsible for understanding and adhering to the standards of conduct set forth in this Code and for questioning and reporting matters that may be in violation of the Code. Corrective action for Code violations may result in disciplinary action up to and including discharge.

In situations where TMS business representative must use significant judgment in the conduct of business activities it may be necessary and prudent to consider the following questions to support ethical decisions:

	*Are my actions legal?
	*Am I being fair and honest?
	*How will it look in the newspaper?
	*Will I sleep soundly tonight?
	*What would I tell my child to do?
	*How would I feel if my family, friends, and neighbors knew what I was doing?


MECHANISM FOR REPORTING CODE VIOLATIONS

For advice or clarification about this Code or to report an ethical concern, TMS business representatives are encouraged to contact their direct supervisor or department manager, or any TMS officers or independent board members. Any person who in good faith seeks advice or clarification about the Code or reports ethical concerns will be treated with dignity and respect and should not fear retribution as a result of such communications. Communications will be kept confidential to the greatest extent possible and will be handled in accordance with applicable laws, rules and regulations.

  TMS, Inc. Officers:
  Deborah Mosier, President and Chief Financial Officer
  Ph: 405-269-1308
  Email: debbie.mosier@tmsinc.com; or dmosier01@sprintpcs.com
  Address:  5811 Trenton Ave
                 Stillwater, OK  74074

  Independent Board Members:
  Don Brown, Jr.
  Ph: 817-645-7796
  Email: bfi@hpnc.com
  Address: 1500 W. Henderson
                 P.O. Box 597
                 Cleburne, TX  76033

  Henry H. Scherich, Ph.D.
  Ph: (919) 683-2413 ext 1135
  Email: hscherich@measinc.com
  Address: 423 Morris Street
                 Durham, NC  27701



RECEIPT AND ACKNOWLEDGMENT

I acknowledge that I have received my personal copy of the TMS, Inc. Code of Ethics and Business Conduct. I understand that each TMS employee, officer, board member, contract laborer, agent, consultant, and others that conduct business on behalf of TMS is responsible for knowing and adhering to the principles, guidelines and standards of the Code.

Signature



Print Name




A copy of this Code is available on TMS' corporate intranet at http://spot/Lists/Human%20Resources/AllItems.htm, on the TMS external website at www.tmsinc.com or as an exhibit filed with the Securities and Exchange Commission on its form 10-KSB as of and for the fiscal year ended August 31, 2003.


























                                   Appendix A


                                   1TMS, INC.
                                  NONDISCLOSURE


     PLEASE READ THIS AGREEMENT CAREFULLY. THIS AGREEMENT DESCRIBES THE BASIC LEGAL AND ETHICAL RESPONSIBILITIES THAT YOU ARE REQUIRED TO OBSERVE AS AN EMPLOYEE EXPOSED TO HIGHLY SENSITIVE TECHNOLOGY AND STRATEGIC INFORMATION IN
PERFORMING RESEARCH AND DEVELOPMENT.    EMPLOYER BELIEVES THAT THIS AGREEMENT
STRIKES A FAIR BALANCE BETWEEN ITS INTEREST AND YOUR NEEDS AND EXPECTATIONS. THIS AGREEMENT IS LONG BECAUSE AN EFFORT HAS BEEN MADE TO PROTECT BOTH YOU AND EMPLOYER BY BEING AS CLEAR AND PRECISE AS POSSIBLE.


     THIS AGREEMENT, effective as of the date shown below, by and between Employer and you, as an employee:

                                    Section 1

                                 SCOPE OF DUTIES

     1.1 Employment by Employer as Sole Occupation. Subject only to the exceptions provided in this Agreement, you agree to devote your full business time, attention, skill, and effort exclusively to the performance of the duties that Employer may assign to you from time to time. You may not engage in any business activities or render any services of a business, commercial, or professional nature (whether or not for compensation) for the benefit of anyone other than Employer, unless Employer has given its consent in writing in advance (such consent will not be unreasonably withheld). It is the policy of Employer never to allow its personnel to work for any competitive enterprise during employment (including after working hours, on weekends, or during vacation time), even if only organizational assistance or limited consultation is involved. Part-time employees are not expected to devote full business time, attention, skill, and effort exclusively to the performance of the duties that Employer may assign, however, the policy regarding work for any competitive enterprise applies to all employees, both part-time and full-time.

      1.2 Noninterference with Third-Party Rights. Employer is employing you with the understanding that (1) you are free to enter into employment with Employer and (2) only Employer is entitled to the benefit of your work. Employer has no interest in using any other person's patents, copyrights, trade secrets, or trademarks in an unlawful manner. You should be careful not to misapply proprietary rights that Employer has no right to use.

     1.3 Continuance of Employment. The faithful observance of this Agreement by you is, and shall remain, a condition to your employment. Your employment is terminable at will by either you or Employer at any time. Employer asks that as a courtesy, at least two (2) weeks' notice be given in advance of any termination by you of employment. Employer reserves the absolute right to make any changes in assignment, personnel, or employee benefits at any time.

                                    Section 2

                 OWNERSHIP OF INVENTIONS AND OTHER DEVELOPMENTS

     2.1 Employer shall be entitled to own and control all proprietary technology and all financial, operating, and training ideas, processes, and materials, including works of expression and all copyrights in such works, that are developed, written, or conceived of by you during employment to the extent that they relate to Employer's current or potential business. Accordingly, you will disclose, deliver, and assign to Employer all such patentable inventions, discoveries, and improvements; trade secrets; and all works subject to copyright, and you agree to execute all documents, patent applications, and arrangements necessary to further document such ownership and/or assignment and to take whatever other steps may be needed to give Employer the full benefit of them. You specifically agree that all copyrightable materials generated or developed under this Agreement, including but not limited to computer programs and documentation, shall be considered works made for hire under the copyright laws of the United States and that they shall, upon creation, be owned exclusively by Employer. To the extent that any such materials, under applicable law, may not be considered works made for hire, you hereby assign to Employer the ownership of all copyrights in such materials, without the necessity of any further consideration, and Employer shall be entitled to register and hold in its own name all copyrights in respect of such materials.


     2.2  Clearance Procedure for Proprietary Rights Not Claimed by Employer.
If you ever wish to create or develop, on your own time and with your own resources, anything for your personal benefit that may be considered an Employee Development, and if such Employee Development does not relate to the business or interests of Employer (including new business under consideration and prospective interests and opportunities), you are required to follow the following clearance procedure in order to ensure that Employer has no claim to the proprietary rights that may arise.

     Before you begin any development work on your own time, you must give Employer advance notice of your plans and supply a description of the Employee Development under consideration. Unless otherwise agreed in writing signed by Employer prior to receipt, Employer shall have no obligation of confidence with
respect of such description.   Employer will determine, in good faith, within
fifteen (15) days after you have fully disclosed your plans to Employer, whether the Employee Development relates to business or interests of Employer. If Employer determines that the Employee Development does not relate to its business or interest, you will be notified in writing and may retain ownership of the Employee Development, but only to the extent of what has been disclosed to Employer. You should submit for further clearance any significant improvement, modification, or adaptation so that it can be determined whether the improvement, modification, or adaptation relates to the business or interests of Employer.

Clearance under this procedure does not relieve employees of the need to obtain the written consent of Employer before engaging in business activities or rendering business, commercial, or professional services for the benefit of anyone other than Employer, as Section 1.1 hereof requires. Employer thus reserves the right to exercise greater control over development work that you might consider doing for profit after hours, as opposed to mere hobby work pursued in your spare time.

                                    Section 3

                                 CONFIDENTIALITY

     3.1 Consequences of Entrustment With Sensitive Information. You should recognize that your position with Employer requires considerable responsibility and trust. Relying on your ethical responsibility and undivided loyalty, Employer expects to entrust you with highly sensitive confidential, restricted, and proprietary information involving Trade Secrets and Confidential Information (as defined herein). You should recognize that it could prove very difficult to isolate these Trade Secrets and Confidential Information from business activities that you might consider pursuing after termination of your employment, and in some instances, you may not be able to compete with Employer in certain ways because of the risk that Employer's Trade Secrets and Confidential Information might be compromised. You are legally and ethically responsible for protecting and preserving Employer's proprietary rights for use only for Employer's benefit, and these responsibilities may impose unavoidable limitations on your ability to pursue some kind of business opportunities that might interest you during or after your employment.

     3.2 Definitions of "Trade Secret" and "Confidential Information." For purposes of this Agreement, the following definition shall apply:

     a. "Trade Secret" means the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer). To the extent consistent with the foregoing definition, Trade Secrets include (without limitation) the specialized information and technology that Employer may develop or acquire with respect to system designs, program materials (including source and object code and system and user documentation), operating processes, equipment design, and product specifications.

     b. "Confidential Information" means any data or information, other than Trade Secrets, that is material to Employer and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes (without limitation):

          i. The sale records, profits and performance reports, pricing manuals, sales manuals, training manuals, selling and pricing procedures and financing methods of Employer;


          ii. Customer lists, the special demands of particular customers, and the current and anticipated requirements of customers generally for the products of Employer;

          iii. The specifications of any new products under development;


          iv. The business plans and internal financial statements and projections of Employer.

     3.3 Restrictions on use and Disclosure of Trade Secrets. During your employment with Employer and for so long afterwards as the information or data remain Trade Secrets you are forbidden from using, disclosing, or permitting any person to obtain any Trade Secrets of Employer (whether or not the Trade Secrets are in written or tangible form), except as specifically authorized by Employer.

     3.4 Restrictions on Use and Disclosure of Confidential Information. During your employment with Employer and for so long up to a maximum of three years afterwards as the information or data remain competitively sensitive, you are forbidden from using, disclosing, or permitting any person to obtain any Confidential Information of Employer (whether or not the Confidential Information is in written or tangible form), except as specifically authorized by Employer.

     3.5 Screening of Public Releases of Information. In addition, and without any intention of limiting your other obligations under this Agreement in any way, you should not, during your employment, reveal any non-public information concerning the technology pertaining to the proprietary products and manufacturing processes of Employer (particularly technology under current development or improvement), unless you have obtained written approval from Employer in advance. In that connection, you should submit to Employer for review and proposed scientific and technical articles and the text of any public speeches relating to work done for Employer before they are released or delivered. Employer has the right to disapprove and prohibit, or delete any parts of, such articles or speeches that might disclose Employer's Trade Secrets or Confidential information or otherwise be contrary to Employer's business interests.

                                    Section 4

                               RETURN OF MATERIALS

     4.1 Upon the request of Employer and, in any event, upon the termination of your employment, you must return to Employer and leave at its disposal all memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes, computer tapes, and other documents or media pertaining to the business of Employer or your specific duties for Employer (including all copies of such materials). You must also return to Employer and leave at its disposal all materials involving any Trade Secrets or Confidential Information of Employer. This Section 4 is intended to apply to all materials made or compiled by you, as well as to all materials furnished to you by anyone else in connection with your employment.

                                    Section 5

                  PROHIBITION AGAINST UNFAIR BUSINESS PRACTICES

     5.1 Unfair Business Practices. Professional research and development activity may be susceptible to unfair or questionable business practices. Trade Secrets and Confidential Information can be misappropriated and valuable documents can be copied and taken for improper purposes. Industrial espionage can be a serious concern for businesses that depend on sensitive technology for commercial success.

     Employees engaged in research and development can be targets of, or participants in, unfair business practices, because of the special attractiveness of the advanced technology, computer programs, product development strategies, and business opportunities they come to know by virtue of their employment. It would be unfair for a former employee or contractor of Employer to recruit personnel directly from the ranks of Employer's own employees by using connections and inside information previously acquired from Employer. Employer puts great emphasis on selecting, training, and promoting talented individuals for positions of significant responsibility. The time, effort, and capital invested by Employer in its work force should not be diverted by someone operating on an inside track. In addition, it would be unfair for individuals still employed by Employer to form and pursue a competitive business while receiving wages and other benefits from Employer.

     5.2 Refraining From Harmful Actions. During your employment with Employer, you are required to refrain from engaging in any action that might be harmful to Employer or its business, unless Employer consents in advance. Your responsibility to promote and support Employer's business by its very nature requires you to prevent Employer from suffering injury or hardship, if it can be avoided. This obligation is intentionally broad and general because it is difficult to anticipate all possible circumstances, and you should resolve all doubts by consulting Employer on how best to Proceed. By way of example, during your employment with Employer you may not solicit or recruit any other employee to form or join another business. Employer cannot prohibit you from terminating your employment and pursuing other kinds of work, but if you should decide to form or join another business you are required to advise Employer promptly, so that projects in progress and under consideration are not needlessly disrupted and so that even the possibility that Trade Secrets or Confidential Information may be compromised can be avoided.

                                    Section 6

                                   OTHER TERMS

     6.1 The terms of this Agreement shall survive after termination of employment, except for section 2.2.

     6.2 If any term of this Agreement is found to be unlawful or unenforceable in any respect, the courts shall enforce such term, in whole or in part, and all other terms of this Agreement to the fullest extent possible.

     6.3 Irreparable harm should be presumed if this Agreement is breached in any way. Damages would be difficult if not impossible to ascertain, and the faithful observance of all terms of this Agreement is an essential condition to employment with Employer. Furthermore, this agreement is intended to protect the proprietary rights of Employer in important ways, and even the threat of any misuse of the technology of Employer would be extremely harmful because of the importance of that technology. In light of these considerations, you agree that a court of competent jurisdiction may enjoin any breach of this agreement, upon Employer's request.

     6.4 This Agreement shall be governed by and enforced under the laws of the State of Oklahoma.

     6.5 This document constitutes the entire Agreement of Employer and you with respect to the subject matter hereof (except as now or hereafter there may be established supplementary written agreements to supersede or amend this Agreement by specific reference hereto). This Agreement is specifically intended to supersede and terminate any prior inconsistent agreements relating to the same subject matter. This Agreement contains all the covenants, warranties, and representations between Employer and you to one another with respect to the subject matter hereof. This Agreement may be amended or terminated only by a writing signed by and authorized representative of Employer. This Agreement shall not be construed to create employment for a fixed or periodic term, nor shall it be construed to establish or afford any right to claim specific compensation or other employee benefits.

I ACKNOWLEDGE THAT, BEFORE SIGNING THIS AGREEMENT, I WAS GIVEN AN OPPORTUNITY TO READ IT, EVALUATE IT, AND DISCUSS IT WITH MY PERSONAL ADVISORS AND WITH REPRESENTATIVES OF EMPLOYER.

EMPLOYEE:                          ACCEPTED:

_____________________________________
Signature

_____________________________________
Name (typed or printed)                      It's representative

Social Security No.______________________


Address:______________________________

     ______________________________

Date:______________________, 20________










_______________________________